Exhibit 99.1

Post Properties, Inc.
Net Asset Value Supplemental Information
(Dollars in thousands, except per share or unit data)
(Unaudited)
This supplemental financial and other data provides adjustments to certain GAAP financial measures and Net Operating Income (“NOI”), which is a supplemental non-GAAP financial measure that the Company uses internally to calculate Net Asset Value (“NAV”). These measures, as adjusted, are also non-GAAP financial measures. With the exception of NOI, the most comparable GAAP measure for each of the non-GAAP measures presented below in the “As Adjusted” column is the corresponding number presented in the first column listed below.
The Company presents below NOI for the quarter ended September 30, 2007 for properties stabilized by July 1, 2007 so that a capitalization rate may be applied and an approximate value for the assets determined. Properties not stabilized by July 1, 2007 are presented at full undepreciated cost. Other tangible assets, total liabilities and the liquidation value of preferred shares are also presented.
Financial Data
(In thousands)

	Three months ended			As
Income Statement Data	September 30, 2007	Adjustments		Adjusted
Rental revenues	$73,595	$(4,008	)(1)	$69,587
Other property revenues	4,245	(118	)(1)	4,127

Total rental and other revenues (A)	77,840	(4,126)		73,714
Property operating & maintenance expenses (excluding depreciation and amortization) (B)	35,714	(7,392	)(1)	28,322

Property net operating income (Table 1) (A-B)	$42,126	$3,266		$45,392

Assumed property management fee (calculated at 3% of revenues) (A x 3%)				(2,211)
Assumed property capital expenditure reserve ($300 per unit per year based on 18,530 units)				(1,390)

Adjusted property net operating income				$41,791

Annualized property net operating income (C)				$167,164

Apartment units represented	22,478	(3,948	)(1)	18,530

	As of			As
Other Asset Data	September 30, 2007	Adjustments		Adjusted
Cash & equivalents	$2,643			$2,643
Real estate assets under construction, lease-up or rehabilitation, at cost (2)	81,377	268,908	(2)	350,285
Land held for future development	186,698			186,698
For-sale condominiums and assets held for sale (3)	90,320	(38,717	)(3)	51,603
Investments in and advances to unconsolidated real estate entities (4)	22,707	(10,999	)(4)	11,708
Restricted cash and other assets	42,805			42,805
Cash & other assets of unconsolidated real estate entities (5)	5,629	(4,087	)(5)	1,542

Total (D)	$432,179	$215,105		$647,284

Other Liability Data
Tax-exempt debt	$9,895			$9,895
Other notes payable	1,061,099			1,061,099
Other liabilities (6)	138,014	(22,192	)(6)	115,822
Total liabilities of unconsolidated real estate entities (7)	166,578	(116,744	)(7)	49,834

Total (E)	$1,375,586	$(138,936)		$1,236,650

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Other Data

	As of September 30, 2007
	# Shares/Units	Stock Price	Implied Value
Liquidation value of preferred shares (F)			$95,000

Common shares outstanding	43,681
Common units outstanding	609

Total (G)	44,290	$38.70	$1,714,023

Implied market value of Company gross real estate assets (H) = (E+F+G-D)			$2,398,389

Implied Portfolio Capitalization Rate (C÷H)			7.0%

(1)	The following table summarizes the adjustments made to the components of property net operating income for the three months ended September 30, 2007 to adjust property net operating income to the Company’s share for fully stabilized communities:

	Rental Revenue	Other Revenue	Expenses	Units
Under construction lease-up, or rehabilitation	$(4,171)	$(245)	$(2,253)	(2,639)
Corporate property management expenses	—	—	(3,587)	—
Company share of unconsolidated entities	1,666	114	681	(959)
Acquired communities (in current quarter)	(801)	(29)	(357)	(350)
Held for sale operating properties	2,121	175	948	—
Corporate apartments and other	(2,823)	(133)	(2,824)	—

	$(4,008)	$(118)	$(7,392)	(3,948)

(2)	The “As Adjusted” amount represents CIP balance per the Company’s balance sheet plus the costs of properties under construction and lease-up that have been transferred to operating real estate assets as apartment units are completed, plus the gross book value for communities acquired or under rehabilitation during the third quarter of 2007.

(3)	The adjustment reflects a reduction for the depreciated book value of three apartment communities held for sale and included in discontinued operations at September 30, 2007, as the net property operating income of these communities has been included in adjusted property net operating income reflected above (see note 1).

(4)	The adjustment reflects a reduction for the investments in unconsolidated entities for entities with operating real estate assets as the Company’s net operating income of such investments is included in the adjusted net operating income reflected above, plus an adjustment to increase the Company’s investment in The Residences at 3630 Peachtree™ to the Company’s proportionate share of the real estate assets of such entity. The “As Adjusted” amount represents the Company’s share of the total assets of The Residences at 3630 Peachtree™.

(5)	The “As of September 30, 2007” amount represents cash and other assets of unconsolidated apartment and condominium conversion entities. The adjustment includes a reduction for the venture partners’ respective share of cash and other assets of the Company’s unconsolidated apartment and condominium conversion entities. The “As Adjusted” amount represents the Company’s respective share of the cash and other assets of unconsolidated apartment and condominium conversion entities.

(6)	The “As of September 30, 2007” amount consists of the sum of accrued interest payable, dividends and distributions payable, accounts payable and accrued expenses, security deposits and prepaid rents and minority interests in consolidated real estate entities as reflected on the Company’s balance sheet. The adjustment represents a reduction for the non-cash liability associated with straight-line, long-term ground lease expense of $12,240 and for credit investment balances of the Company’s investment in two unconsolidated entities of $9,952.

(7)	The “As of September 30, 2007” amount represents total liabilities of unconsolidated apartment and condominium conversion entities. The adjustment represents a reduction for the venture partner’s respective share of liabilities of unconsolidated apartment entities. The “As Adjusted” amount represents the Company’s respective share of liabilities of unconsolidated apartment and condominium conversion entities.

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